UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-130390-05

                  Deutsche Mortgage & Asset Receiving Corporation
              (Exact name of registrant as specified in its charter)

                    60 Wall Street New York, New York 10005
                               (212) 250-2500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  CD 2007-CD5,
                Commercial Mortgage Pass-Through Certificates
                                  Class A-1
                                  Class A-2
                                  Class A-3
                                  Class A-AB
                                  Class A-4
                                  Class A-1A
                                  Class XP
                                  Class AM
                                  Class A-MA
                                  Class AJ
                                  Class A-JA
                                  Class B
                                  Class C
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [X]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  approx. 73 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934 Deutsche Mortgage & Asset Receiving Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 24, 2008    By: /s/ Helaine M. Kaplan
                                 Name:  Helaine M. Kaplan
                                 Title: Managing Director
                                 Deutsche Mortgage & Asset
                                 Receiving Corporation
                                 (Depositor)